Exhibit 99.1


NEWS RELEASE                                              FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski                                        Kevin McGrath
Chief Financial Officer                                   Cameron Associates
(908) 947-1106                                            (212) 245-8800
ssobieski@lifecell.com                                    kevin@cameronassoc.com
----------------------                                    ----------------------


                         LIFECELL CORPORATION ANNOUNCES
                  RECORD THIRD QUARTER 2003 FINANCIAL RESULTS

BRANCHBURG,  N.J.,  OCTOBER  20,  2003 -- LifeCell Corporation (NASDAQ: LIFC), a
                                                                        ----
leader in tissue regeneration through the development and commercialization of biological products to repair or replace the body's damaged tissue, announced today financial results for the third quarter ended September 30, 2003.

THIRD QUARTER 2003 HIGHLIGHTS:

     - Record product revenues of $10.1 million, up 16 percent from $8.7 million in third quarter of 2002;
     - Record net income of $506,000, up 47 percent from $344,000 in third quarter of 2002; and
     - The private placement of 3.7 million shares of common stock with net proceeds of $14.6 million.

"Revenue growth in the quarter was primarily driven by a 38 percent increase in demand for our AlloDerm(R) regenerative tissue matrix," commented Paul Thomas, President and Chief Executive Officer of LifeCell. Mr. Thomas added, "Net proceeds from the recently completed private placement will be used to continue product development programs, expand sales and marketing and for potential acquisitions of complementary technologies or products."


THIRD QUARTER FINANCIAL RESULTS:

The Company reported total revenue of $10.5 million for the third quarter of 2003, up 15 percent from $9.1 million for the same period in 2002. Product revenues of $10.1 million were 16 percent above the $8.7 million reported for the third quarter of 2002. The increase in product revenues was largely due to increased demand for the Company's AlloDerm(R) products which grew 38 percent to $6.4 million in the quarter compared to $4.7 million in the third quarter of 2002. Repliform(R) revenues decreased in the quarter to $2.1 million from $2.6 million in the same quarter in 2002. Research grant revenues were $402,000, up slightly from the third quarter of 2002.

Net income for the third quarter of 2003 rose to $506,000 compared to net income of $344,000 in the third quarter of 2002. Net income per diluted share was $0.02 compared to $0.01 in the third quarter of 2002.

During the quarter, the Company completed the private placement of 3.7 million shares of newly issued common stock at $4.25 per share. No warrants were issued in connection with the transaction.


                                     -more-

YEAR-TO-DATE FINANCIAL RESULTS:


The Company reported total revenue of $29.2 million for the nine months ended September 30, 2003, up 16 percent from $25.2 million for the same period in 2002. Product revenues of $27.8 million were 16 percent above the $24.1 million reported for the first nine months of 2002. The increase in product revenues was largely due to increased demand for the Company's AlloDerm(R) products which grew 33 percent to $16.7 million in the nine months compared to $12.5 million in the first nine months of 2002. Repliform(R) revenues were $6.8 million in the first nine months of 2003, down 8 percent compared to $7.4 million in the same period in 2002. Research grant revenues were $1.3 million, up $265,000 from the first nine months of 2002.

Net income for the nine months ended September 30, 2003 rose to $1.4 million compared to net income of $1.0 million in the same period of 2002. Net income per diluted share was $0.06 compared to $0.04 in the first nine months of 2002.

The improvement in operating results for 2003 was mostly due to the increase in net contribution from higher product revenues and improved gross margin resulting from the higher volume and operating efficiencies.

The Company reaffirms previously stated full-year 2003 outlook of product revenues in the range of $38 to $40 million and operating income of approximately $2 million.

CONFERENCE  CALL:

As previously reported, LifeCell will host a live conference call and webcast to discuss its third quarter 2003 operating results today at 11:00 a.m. Eastern time. The dial-in number to access the live call is (800) 362-0574, access code: lifecell. A replay of the conference call will be available through October 27, 2003 at (800) 677-6124. To access the listen-only, live webcast of the conference call please visit LifeCell's web site at http://www.lifecell.com
                                                         -----------------------
and click on the webcast icon located in Corporate Information - Investor Relations. A replay of the webcast will be available through October 27, 2003.

ABOUT  LIFECELL
---------------

LifeCell is a leader in tissue regeneration through the development and commercialization of biological products for the repair and replacement of damaged or inadequate human tissue in numerous different clinical applications. The Company's patented tissue processing methods produce a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factors and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products: AlloDerm(R), regenerative tissue matrix for skin grafting for burn and cancer patients and for reconstructive surgical procedures, through LifeCell's direct sales organization, and for periodontal surgery through BioHorizons, Inc.; Repliform(R), regenerative tissue matrix for urologic and gynecologic procedures, through a marketing agreement with Boston Scientific Corporation; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales organization and a co-promotion agreement with OMP, Inc.; and Graft Jacket(TM), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Technology, Inc. The Company's ongoing product development programs include the application of its tissue matrix technology to orthopedic, vascular and nerve tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
                                   ----------------



                                     -more-

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for full-year 2003 product revenues and operating income. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Reports as filed with the Securities and Exchange Commission.





                                     -more-

                                      LIFECELL CORPORATION
                                      FINANCIAL HIGHLIGHTS
                                           (Unaudited)

                                        THREE MONTHS ENDED              NINE MONTHS ENDED
STATEMENT OF OPERATIONS DATA:               SEPTEMBER 30,                 SEPTEMBER 30,
                                     --------------------------  -------------------------------
                                         2003          2002           2003             2002
                                     ------------  ------------  ---------------  --------------
Revenues:
    Product revenues                 $10,103,000   $ 8,711,000   $   27,831,000   $  24,071,000
    Research grant revenues              402,000       391,000        1,349,000       1,084,000
                                     ------------  ------------  ---------------  --------------
      Total revenues                  10,505,000     9,102,000       29,180,000      25,155,000
                                     ------------  ------------  ---------------  --------------

Costs and expenses:
    Cost of products sold              2,995,000     2,642,000        8,355,000       7,551,000
    Research and development           1,667,000     1,295,000        4,150,000       3,594,000
    General and administrative         1,387,000     1,293,000        4,165,000       3,490,000
    Selling and marketing              3,816,000     3,401,000       11,017,000       9,555,000
                                     ------------  ------------  ---------------  --------------
      Total costs and expenses         9,865,000     8,631,000       27,687,000      24,190,000
                                     ------------  ------------  ---------------  --------------
Income from operations                   640,000       471,000        1,493,000         965,000

Interest and other expense, net           (9,000)      (29,000)         (43,000)       (121,000)
                                     ------------  ------------  ---------------  --------------

Income before income taxes               631,000       442,000        1,450,000         844,000

Income tax (provision) benefit          (125,000)      (98,000)          (2,000)        150,000
                                     ------------  ------------  ---------------  --------------

Net income                           $   506,000   $   344,000   $    1,448,000   $     994,000
                                     ============  ============  ===============  ==============

Net Income per common share
      Basic                          $      0.02   $      0.02   $         0.07   $        0.05
      Diluted                               0.02          0.01             0.06            0.04
                                     ============  ============  ===============  ==============

Shares used in computing net income
   per common share
      Basic                           23,323,000    21,307,000       21,603,000      21,131,000
      Diluted                         28,426,000    24,231,000       25,817,000      24,751,000
                                     ============  ============  ===============  ==============


                                                                   SEPTEMBER 30,   DECEMBER 31,
BALANCE SHEET DATA:                                                    2003            2002
                                                                 ---------------  --------------
Cash and cash equivalents
   and short-term investments                                    $   19,124,000   $   5,458,000
Working capital                                                      27,280,000      11,466,000
Total assets                                                         41,492,000      24,116,000
Long-term debt, including
   current portion                                                           --         863,000
Total stockholders' equity                                           35,165,000      17,719,000

                                               - ### -